Exhibit 99.1

FOR IMMEDIATE RELEASE

ACCO BRANDS IN COMPLIANCE WITH NYSE CONTINUED LISTING STANDARDS

LINCOLNSHIRE, ILLINOIS, June 2, 2009 – ACCO Brands Corporation (NYSE: ABD), a world leader in select categories of branded office products, announced today that it has been notified by the New York Stock Exchange (“NYSE”) that, based upon amended NYSE listing standards effective retroactively to May 12, 2009, the company has returned to compliance with the continued listing standards of the NYSE.

The NYSE has amended certain of its numeric continued listing standards, at least temporarily, to require a 30 day average market capitalization of not less than $50 million (previously $75 million) or total shareholders’ equity of not less than $50 million (previously $75 million). More information is available concerning the NYSE rule change at www.nyse.com. The NYSE has deemed the company to be in compliance because its total market capitalization is above the new $50 million requirement.

As previously announced, the company was notified by the NYSE on March 30, 2009 that it had fallen below then current criteria because its total market capitalization had been less than $75 million over a consecutive 30 trading-day period and its last reported shareholders’ equity was less than $75 million. As of the effective date, May 12, 2009, the company’s average market capitalization for the previous consecutive 30 trading-day period was $105 million.

About ACCO Brands Corporation

ACCO Brands Corporation is a world leader in select categories of branded office products. Its industry-leading brands include Day-Timer®, Swingline®, Kensington®, Quartet®, GBC®, Rexel, NOBO, and Wilson Jones®, among others. Under the GBC brand, the company is also a leader in the professional print finishing market.

Forward-Looking Statements

This press release contains statements which may constitute “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to certain risks and uncertainties, are made as of the date hereof and the company assumes no obligation to update them.

ACCO Brands’ ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ from those predicted depending on a variety of factors, including but not limited to fluctuations in cost and availability of raw materials; our ability to remain in compliance with our financial ratio covenants; competition within the markets in which the company operates; the effects of both general and extraordinary economic, political and social conditions, including continued

volatility and disruption in the capital and credit markets; the effect of consolidation in the office products industry; the continued

liquidity and solvency of our major customers; our ability to access the capital and credit markets; the dependence of the company on certain suppliers of manufactured products; the risk that targeted cost savings and synergies from previous business combinations may not be fully realized or take longer to realize than expected; our ability to successfully sell the Commercial Print Finishing business; future goodwill and/or impairment charges; foreign exchange rate fluctuations; the development, introduction and acceptance of new products; the degree to which higher raw material costs, and freight and distribution costs, can be passed on to customers through selling price increases and the effect on sales volumes as a result thereof; increases in health care, pension and other employee welfare costs; as well as other risks and uncertainties detailed from time to time in the company’s SEC filings.

For further information:

Rich Nelson	Jennifer Rice
Media Relations	Investor Relations
(847) 484-3030	(847) 484-3020

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